Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858) 722-5953 t FAX (858) 408-2695 t FAX (619) 422-1465
t E-MAIL changgpark@gmail.com t

To Whom It May Concern:

The firm of Chang G. Park, CPA, Certified Public Accountant, consents to the inclusion of our report of October 11, 2006, on the reviewed financial statements of WorldTradeShow.com, Inc. as of July 31, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park, CPA
CHANG G. PARK, CPA

Chula Vista, CA 91910
October 11, 2006

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board